Exhibit 10.1

August 1, 2016

Jennifer Ceran

Re: Terms of Separation & Release of Claims

Dear Jenny:

This letter agreement (“Agreement”) confirms the terms on which you will transition from, and then leave the employment of Quotient Technology Inc. (f/k/a Coupons.com Incorporated) (“Quotient” or the “Company”). At times, this Agreement refers to you as “Employee."

1. Separation Date:  If you enter into this Agreement and it becomes effective (as defined below), your last day of employment with the Company will be on September 8, 2016 (the “Separation Date”).

2. Continued Employment; Other Release Consideration:  In consideration of your execution of this Agreement (and it becoming effective and irrevocable), your execution of the Supplemental Release attached as Exhibit A by the 22nd day after the Separation Date (and it becoming effective and irrevocable), your performance of the Transition Services and your other promises herein (including your continued compliance with Sections 5 and 6 of this Agreement):

a. Transition Period and Services:  Between August 10, 2016, and the Separation Date (the “Transition Period”), you agree to: (i) reasonably and cooperatively transition your duties as directed by the Company; and (ii) abide by your ongoing employment obligations to the Company, including as described in Sections 5 and 6 below (collectively, the “Transition Services”). Your employment will continue as a Special Advisor during the Transition Period. During the Transition Period, the Company will provide express instructions to you on the work it expects you to perform. In the absence of an express request by the Company, you are not expected to be present at the Company’s offices and may work from home.  You agree to spend an average of 30 hours a week during the Transition Period working for the Company.

b. Transition Compensation and Benefits:  During the Transition Period, the Company will pay you 100% of your current regular base salary (collectively, the “Transition Salary”), and you will continue to be eligible to participate in benefits customarily afforded to other Company employees, including participation in health insurance benefits plans to the fullest extent allowed by the plans.

c. Continued Vesting of Equity Awards.  You hold outstanding stock options and restricted stock units awards (“Equity Awards”) under the Company’s equity compensation plans and individual award agreements (collectively, the “Equity Award Agreements”), as set forth on Exhibit B. By your signature to this Agreement, you acknowledge and agree that the Equity Awards set forth on Exhibit B represent all of your outstanding rights to Company equity securities.  Vesting of the Equity Awards will cease upon your termination of employment.  If a change in control is consummated prior to the Separation Date and the successor company does not assume your Equity Awards, then they will fully vest immediately prior to the change in control.

d. Separation from Employment Following Execution of this Agreement and During the Transition Period.  Employee’s employment during the period following the date on which she executes this Agreement, including during the Transition Period, shall continue until the Separation Date unless Employee voluntarily separates from employment with the Company or Company has Good Cause to terminate Employee. If Employee voluntarily separates from employment prior to September 8, 2016, she waives any right to be paid the Transition Salary for the period following the date on which she voluntarily separates from employment and to any unvested Equity Awards; however, Employee would receive the separation benefits set forth in Section 2(e)(i) if she executes the Supplemental Release and it becomes effective. If the Company terminates the Employee for Good Cause or Employee voluntarily separates from employment prior to August 9, 2016, Employee forfeits and waives the right to any unpaid portion of the Transition Salary, to any unvested Equity Awards, and to the severance benefits set forth in Section 2(e). “Good Cause” for purpose of this section shall be defined as Employee’s material breach of the Confidentiality Agreement, material breach of Sections 2(a), 5, 6 or 10 of this Agreement, material failure to perform Employee’s duties as Chief Financial Officer, material failure to provide the Transition Services, actions that may harm the Company, violation of Company policy or agreement, theft, embezzlement, or fraud or any material act of dishonesty or willful misfeasance in connection with Employee’s activities on behalf of Company.

e. Separation Benefits:  If in good faith you cooperatively and diligently provide the Transition Services set forth in this Agreement and execute the Supplemental Release, the Company will, upon the effectiveness of the Supplemental Release, provide you with the following:

i. Severance. The Company agrees to pay you a lump sum in the gross amount of $248,667, less applicable deductions and withholding, which constitutes eight (8) months of your current regular base salary.  This payment shall be made to you within ten (10) business days following the effective date of the Supplemental Release.

ii. Unemployment Claim.  The Company agrees not to contest any unemployment insurance claim you may file after the Separation Date though it will respond truthfully to any inquiries it receives from the applicable unemployment division office regarding your employment. Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

f. Acknowledgement.  By signing below, you acknowledge that you are receiving the consideration outlined in this Section 2 in consideration for waiving your rights to claims and your covenant not to sue referred to in this Agreement.  You further acknowledge that you would not otherwise be entitled to this consideration and that, except for the consideration in Section 2(e), you are not entitled to and will not receive any additional compensation, severance, or benefits after the Separation Date.

3. Benefits:  Your health insurance benefits shall cease on the last day of the month in which your Separation Date occurs, subject to your right to continue your health insurance under COBRA.  Your participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options and restricted stock units, will cease as of the Separation Date.

4. Return of Company Property:  Upon the Separation Date, or upon the Company’s request ,you agree to return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, cell phones or PDAs), credit cards, entry cards, identification badges, keys, and any materials of any kind that contain or embody proprietary or confidential information of the Company (and all reproductions thereof).

5. Confidential Information:

a. You hereby reaffirm and agree to abide by the terms of the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) that you signed on or around August 4, 2015 (the “Confidentiality Agreement”), specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. You acknowledge that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the Confidentiality Agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone.

6. Non-Solicitation: You further agree that for a period twelve (12) months immediately following the Separation Date, you will not, either directly or indirectly, solicit any of the Company’s employees to leave their employment or attempt to solicit employees of the Company, either for yourself or for any other person or entity.

7. General Release and Waiver of Claims:

a. In exchange for the consideration provided under Section 2 (Continued Employment; Other Release Consideration) of this Agreement, to the fullest extent permitted by law, you hereby release and waive any and all claims, whether known or unknown, suspected or unsuspected that you may possess against the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively the “Releasees”), including, but not limited to, the following: (a) claims arising under the federal or any state constitution; (b) claims arising under the federal or any state or municipal statute, including but not limited to the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act; the Family and Medical Leave Act (FMLA), the California Family Rights Act (CFRA), the Fair Labor Standards Act (FLSA), the California Labor Code, Title VII of the 1964 Civil Rights Act, as amended, and the California Fair Employment and Housing Act;  (c) claims arising under federal, state or local laws prohibiting discrimination in employment; (d) claims for wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress, breach of the covenant of good faith and fair dealing, fraud, negligence, defamation; (e) any claim for attorneys’ fees and costs; (f) any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company; and (g) any and all other claims arising from your employment or other business relationship with the Company or the termination of that relationship. You agree that you will not file any legal action asserting any such claims, such as by suing or in any manner instituting, prosecuting, or pursuing any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind.  You agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  This release does not release claims that cannot be released as a matter of law.

b. You acknowledge that you have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, or other state statute or common law principles of similar effect, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Being aware of said code section, you agree to expressly waive any rights you may have thereunder, as well as under any other statute or common law principles of similar effect.

c. Employee does not intend to release claims that she may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code section 2802.  To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

8. ADEA Waiver:  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA Waiver”).  You also acknowledge that the separation compensation given for the ADEA Waiver is in addition to anything of value to which you were already entitled.  You further acknowledge and agree that you have been advised by this writing, as required by the ADEA, that:  (a) your ADEA Waiver does not apply to any rights or claims that arise after the Effective Date of this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to waive the time period allotted for considering this Agreement and voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (in a written revocation sent to me); (f) the ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after you sign this Agreement provided that you have not otherwise exercised your right to revoke the agreement; and (g) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this ADEA Waiver, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period. Lastly, your general release of claims, except for the ADEA Waiver, is effective immediately and not revocable.  Covenant Not to Sue:

a. To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Employee pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which she may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter covered by this Agreement. By signing below Employee represents that she has no lawsuits, claims, or actions pending in her name, or on behalf of any other person or entity, against the Company or any of the other Releasees.  Employee also represents that she does not intend to bring any claims on her own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. The Company represents that it currently has no lawsuits, claims, or actions pending in its name, or on behalf of any person or entity, against Employee.

b. Nothing in this section shall prohibit you from filing a charge or complaint with or participate in a charge by a government agency such as but not limited to the Equal Employment Opportunity Commission or the National Labor Relations Board, any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company.  However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief and that you will not accept any monetary judgment from such a claim.  You further understand that any and all subsequent disputes between you and the Company, including but not limited to, wage disputes, shall be resolved through arbitration as provided below, except as required by applicable law.  By signing below, you represent that you have made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Agreement.

9. Nondisparagement:  You agree that you will refrain from any disparagement, defamation, libel, or slander of any of the Releasees.  You further agree to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees that it will direct Steven Boal and Mir Aamir to refrain from any disparagement, defamation, libel, or slander of Employee for so long as each is an employee or director or officer of the Company. In addition, for the next year, upon your reasonable request, Steven Boal will provide information about Employee to a prospective employer so long as she agrees to release and hold harmless both Mr. Boal and the Company from any and all liability that may potentially result from the release and/or use of such information. This information shall include, but is not limited to, Mr. Boal’s truthful assessment of Employee’s accomplishments at the Company while serving as the Company’s CFO, Employee’s strengths in this position and as an administrator, and Employee’s areas for improvement. Nothing in this section shall prohibit Employee, the Company, and Messrs. Boal and Aamir from providing truthful information in response to a subpoena or other legal process.  Employee agrees promptly to notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3)

business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee agrees to state no more than that she cannot provide counsel or assistance. Also, Employee agrees that she will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement.

10. Arbitration:  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF, OR RELATING TO, THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”) AND SHALL BE BROUGHT IN EMPLOYEE’S INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF, REPRESENTATIVE OR CLASS MEMBER IN ANY PURPORTED CLASS, COLLECTIVE OR REPRESENTATIVE PROCEEDING.  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  NOTWITHSTANDING THE FOREGOING, EMPLOYEE UNDERSTANDS THAT EMPLOYEE MAY BRING A PROCEEDING AS A PRIVATE ATTORNEY GENERAL AS PERMITTED BY LAW.  THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

11. Tax Consequences:  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to you or made on your behalf under the terms of this Agreement.  You agree and understand that you are responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.  You further agree to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) your failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

12. Section 409A: The Company intends that all payments under the Agreement are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986 as amended and the final Treasury Regulations and official IRS guidance thereunder (collectively, “Section 409A”). To the extent it is necessary to avoid subjecting you to an additional tax under Section 409A, payment of all or a portion of the severance-related amounts described in this Agreement and any other separation payments or separation benefits, that in each case, when considered together are considered deferred compensation for purposes of Section 409A (collectively, “Deferred Payments”) will be delayed until the date that is six months and one day following your separation from service; provided, however, that in the event of your death following your separation from service but before the six month anniversary of your separation from service, then any payments delayed in accordance with this sentence will be payable in a lump sum as soon as administratively practicable after the date of your death, and any other payments or benefits due will be payable in accordance with the payment schedule applicable to them. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. However, the Company does not guarantee that any payments or benefits under this Agreement or otherwise comply with Section 409A and you are solely responsible for the payment of all taxes owed on account of all such payments and benefits.

13. Attorneys’ Fees:  Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the ADEA Waiver, if any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

14. Breach:  In addition to the rights provided in the “Attorneys’ Fees” section above, you acknowledge and agree that any material breach of this Agreement, unless such breach constitutes a legal action by you challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to you under this Agreement and to obtain damages, except as prohibited by law.

15. No Mitigation or Set-Off.  Employee shall not be required to mitigate the amount of any payments due to be paid by Company under this Agreement, and the Company’s obligations to make payments under this Agreement shall not be reduced or otherwise affected by any set-off, counterclaim, recoupment, defense or any other claim, right or action which the Company may have, or otherwise assert against Employee

16. No Admission of Liability:  This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of the Releasees.  Consistent with the foregoing, you further agree that neither this Agreement nor the fact of its delivery to you shall be admissible in any proceeding as evidence of unlawful or improper conduct by the Company.  The Company expressly disclaims any liability to you arising out of your employment with, or separation of employment from, the Company, or otherwise. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

17. Complete and Voluntary Agreement:  This Agreement, together with the Confidentiality Agreement, any Equity Award Agreements, and Exhibit A hereto, constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, including but not limited to, the employment offer letter.  Employee acknowledges that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing her to execute the Agreement, and she acknowledges that she has executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that she is executing this Agreement voluntarily, free of any duress or coercion.  Specifically, Employee acknowledges that: (a) she has read this Agreement; (b) she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of her own choice; (c) Employee understands the terms and consequences of this Agreement and of the releases it contains; and (d) Employee is fully aware of the legal and binding effect of this Agreement. In addition, the Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Agreement. Employee and the Company warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18. Severability:  The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable.  Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, this Agreement, including but not limited to the general release, the waiver of unknown claims and the covenant not to sue, shall continue in full force and effect.

19. Modification; Counterparts; Facsimile/PDF Signatures:  It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original.

20. Effective Date:  You have twenty-one (21) days to consider and execute this Agreement. Both you and the Company will have seven (7) days after you sign this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after it has been signed by you, so long as it has also been signed by the Company and has not been revoked before that date (the “Effective Date”).

21. Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard for choice-of-law provisions.  You consent to personal and exclusive jurisdiction and venue in the State of California.

22. Protected Activity Not Prohibited:  You understand that nothing in this Agreement or the Confidentiality Agreement shall in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity.  For purposes of this Agreement and the Confidentiality Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board.  Notwithstanding any restrictions set forth in this Agreement or the Confidentiality Agreement, you understand that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such disclosures or communications.  Notwithstanding, in making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information under the Confidentiality Agreement to any parties other than the relevant government agencies.  You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a breach of this Agreement and the Confidentiality Agreement.  In addition, pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

AGREED:

QUOTIENT TECHNOLOGY INC.

By:	/s/ Michael Carrillo Bourque
Michael Carrillo Bourque
VP of Human Resources

By signing below, you acknowledge and agree that you have carefully read this Agreement, including the waivers, releases and obligations described in this Agreement, that you understand its final and binding effect, and that the only promises made to you to sign this Agreement are those stated herein and you are signing this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing Quotient Technology Inc. of all claims.

READ, UNDERSTOOD AND AGREED

/s/ Jennifer Ceran
Jennifer Ceran

Date: August 2, 2016

EXHIBIT A

SUPPLEMENTAL RELEASE

This Supplemental Release Agreement (“Supplemental Release”) is made by and between Jennifer Ceran (“Employee”) and Quotient Technology Inc. (f/k/a Coupons.com Incorporated) (“Company”) (jointly referred to as the “Parties”). Terms capitalized herein but not defined herein shall have the meanings given to them in the Terms of Separation & Release of Claims dated ___________, 2016 (the “Agreement”) by and between the Parties to which this Exhibit is attached.

1.

In consideration for the severance benefits described in Section 2(e) of the Agreement, Employee hereby extends her release and waiver of claims to any claims that may have arisen between the Effective Date (as defined in the Agreement) and the Supplemental Release Effective Date (as defined below).

2.

Employee and Company acknowledge that the terms of the Agreement, including but not limited to the releases and covenants in Sections 5 through 9 of the Agreement, apply to this Supplemental Release and are incorporated herein to the extent they are not inconsistent with the express terms of this Supplemental Release.

3.	Employee represents that she been represented in the preparation, negotiation, and execution of this Supplemental Release by legal counsel of her own choice.
4.	Employee represents that she has carefully read and understands the scope and effect of the provisions of this Supplemental Release.
5.

Employee acknowledges that other than the consideration set forth in Section 2(e) of the Agreement, on or before the Separation Date, the Company provided her final payment for all wages, salary, bonuses, outstanding reimbursable expenses, commissions or draws, incentive payments, accrued vacation, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, stock, stock options, restricted stock units, vesting, and any and all other benefits and compensation due to her from the Company as of the Separation Date, less applicable payroll deductions and tax withholdings.

6.

Employee hereby warrants that she returned to the Company all property or data of the Company of any type whatsoever that has been in her possession or control at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, cell phones or PDAs), credit cards, entry cards, identification badges, keys, and any materials of any kind that contain or embody proprietary or confidential information of the Company (and all reproductions thereof).  Her signature below constitutes her certification under penalty of perjury that she have returned all documents (whether in digital or hard-copy format) and other items provided to her by the Company, developed or obtained by me in connection with my employment with the Company, or otherwise belonging to the Company.

Employee understands she cannot sign this Supplemental Release before her date of employment with the Company terminates and that she has twenty-one (21) days after the date her employment with Company terminates to consider and execute this Supplemental Release. Both Employee and the Company will have seven (7) days after she signs this Supplemental Release to revoke it. This Supplemental Release will become effective on the eighth (8th) day after it has been signed by Employee, so long as it has also been signed by the Company and has not been revoked before that date (the “Supplemental Release Effective Date”).

Agreed and accepted:

Jennifer Ceran	Quotient Technology Inc.

/s/ Jennifer Ceran	By: :	/s/ Michael Carrillo Bourque
		Its:	VP of Human Resources

Date: September 9, 2016		Date: September 19, 2016

EXHIBIT B

Grant Date	Award Type	Exercise Price (if any)	Vested at September 8, 2016	Unvested at September 8, 2016
9/8/2015	RSU	N/A	25,000	75,000
9/8/2015	ISO	$9.47	10,559	31,677
9/8/2015	NQ	$9.47	75,378	157,386
2/17/2016	RSU	N/A	0	65,000
2/17/2016	ISO	$8.51	0	5,209
2/17/2016	NQ	$8.51	0	119,791